Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-286939, 333-279655, 333-276949, 333-230064, 333-225364, 333-223217, 333-216128, 333-209540, and 333-208185) on Form S-8 of our report dated March 20, 2026, with respect to the consolidated financial statements and financial statement Schedule II of Duluth Holdings Inc.

/s/ KPMG LLP

Milwaukee, Wisconsin
March 20, 2026